Exhibit 99.1

FOR IMMEDIATE RELEASE


PSINet Contacts:   Jim Lucas
                   Sandra Sternberg
                   Jason Thompson
                   Daniel Kim
                   The Abernathy MacGregor Group
                   Tel: 703-726-1668 (PSINet Worldwide Headquarters)
                   Tel: 213-630-6550 or 212-371-5999 (After June 1, 2001)


           PSINET FILES FOR CHAPTER 11 IN THE U.S. AND CCAA IN CANADA; SERVICE TO CUSTOMERS WILL CONTINUE AS IT EXPLORES STRATEGIC
    ALTERNATIVES; COMPANY ANNOUNCES AGREEMENTS FOR SALES OF CERTAIN NON-U.S.
                                   BUSINESSES

     ASHBURN, VIRGINIA - JUNE 1, 2001 - PSINet Inc. ("the Company" ) (OTC BB:
PSIXE) announced today that it and 24 of its operating subsidiaries in the U.S. have voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Four Canadian subsidiaries also have filed for protection under the Companies' Creditors Arrangement Act ("CCAA") statutes, enacted in Canada in 1985, in the Ontario Superior Court of Justice.

     Neither the businesses nor operations of PSINet's operating subsidiaries in Asia, Europe, Latin America or the Company's Metamor consulting business are involved in today's filings.

     The Company expects that it and all of its subsidiaries will continue to provide reliable service to customers. At the time of the filing, the companies involved in the filings had approximately $300 million of unrestricted cash, cash equivalents, short-term investments and marketable securities on hand. The Company believes this cash balance will provide sufficient financial resources to fully fund operations during the anticipated restructuring period. The Company received a number of offers for debtor-in-possession (DIP) financing. In light of its cash position, the Company declined these offers.

     As previously announced, the Company has retained Dresdner Kleinwort Wasserstein, Inc. as its investment banker and restructuring advisor. This firm and the Company continue to evaluate all of the Company's strategic alternatives, including the sale of the Company as a going concern, as well as the viability of a stand-alone reorganization.

     "Our existing capital structure did not permit us to respond to the rapid changes in our markets. We expect that the steps we are taking today will provide us with the flexibility and time to explore all strategic alternatives while we continue to deliver the reliable service upon which our customers depend," said Harry G. Hobbs, president and chief executive officer of PSINet.

     "We are asking the Courts for permission to continue to pay employees in the normal course and to continue their medical, retirement and other benefits," Mr. Hobbs said. He added that PSINet intends to work through the Courts to maximize the value for creditor constituencies - and that PSINet and its subsidiaries intend to pay vendors on a timely basis for goods and services they deliver after the filing date.

SALES OF CERTAIN NON-U.S. PSINET BUSINESSES

     PSINet also announced that it has signed a letter of intent with TELUS, pursuant to which TELUS has offered to purchase PSINet's Canadian operations and facilities. The proposed purchase is subject to a number of conditions, including regulatory approval and approval under the bankruptcy proceedings.

     In Canada, PSINet serves most major markets and provides Internet access, Web hosting, e-security and e-commerce application services to the business and ISP markets. TELUS Corporation is one of Canada's leading telecommunications companies providing a wide range of telecommunications products and services that connect Canada to the World.

     Additionally, the Company announced that it has entered into a definitive stock purchase agreement for the sale of its operations in Panama to REE Panama, S.A., and has closed on the sale of substantially all of its business operations in Puerto Rico. Terms of these transactions were not disclosed.

PSINET BUSINESSES NOT AFFECTED BY ACTIONS

     The European and Asian subsidiaries - which were not covered in the filings
- are expected to continue to operate independently, as before the filings. The Company believes that these subsidiaries have sufficient resources to meet their obligations through the restructuring process. PSINet is considering all strategic alternatives for its operations in Latin America, and is in discussions with a potential purchaser group. No assurance can be given that those discussions will result in a sale of the Latin America business.

     Metamor and its subsidiaries, which also were not included in the filings, continues to operate as before. While Metamor is currently in compliance with its financial obligations, including its convertible subordinated notes, the Company is in discussions with the Metamor note holders.

     "We are extremely grateful to the customers, employees and other stakeholders who have supported the Company through these challenging times, and we look forward to continuing to serve them during this period of reorganization," Mr. Hobbs said.

     The law firm of Wilmer, Cutler & Pickering represents PSINet Inc. in its Chapter 11 filings, and Osler Hoskin & Harcourt LLP represents PSINet's Canadian subsidiaries in its CCAA filings. Dresdner Kleinwort Wasserstein, Inc. serves as investment banker and restructuring advisor. PricewaterhouseCoopers LLP serves as financial advisors in the bankruptcy.

ABOUT PSINET

     Headquartered in Ashburn, Virginia, PSINet is a leading provider of Internet and IT solutions offering flex hosting solutions, global eCommerce infrastructure, end-to-end IT solutions and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries. Services are provided on PSINet-owned and operated fiber, web hosting and switching facilities, currently providing direct access in more than 900 metropolitan areas more than 20 countries on five continents. The company employs approximately 720 people in the U.S., not including 1,550 employees in Metamor and its subsidiaries, 315 people in Canada, 770 in Europe, 600 in Asia Pacific, and 525 in Latin America. At the time of the filing, PSINet had total assets of $2.2 billion and total liabilities of $4.3 billion, of which $2.9 billion is bond debt.

     This release contains information about management's view of PSINet's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, the doubt as to PSINet's ability to continue as a going concern, risks associated with efforts to restructure the obligations of PSINet and Metamor, risks associated with proceedings commenced by PSINet and its subsidiaries under the U.S. Bankruptcy Code or Canada's Companies' Creditors Arrangement Act, competitive developments, risks associated with PSINet's growth, the development of the Internet market, regulatory risks, and other factors that are discussed in the Company's Form 10-K and other documents filed with the SEC.


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